Exhibit 99.5

Capital Expenditure Budget

We spent $292.1 million on exploration and development activities during 2010, of which approximately 93% was on developmental drilling. We currently plan to spend approximately $381.8 million for fiscal 2011, of which approximately 95% is estimated to be spent on developmental drilling. We financed these expenditures in 2010 with cash flow from operating activities and advances under our revolving credit facility. Based on preliminary estimates, our internal cash flow forecasts indicate that our anticipated operating cash flow will be sufficient to finance a large portion of our exploration and development activities through 2011. Although we believe the assumptions and estimates made in our forecasts are reasonable, these forecasts are inherently uncertain and the borrowing base under our revolving credit facility may be less than expected, cash flow may be less than expected, or capital expenditures may be more than expected.

The following table summarizes, by area, our planned expenditures for exploration and development activities during 2011, as compared to our actual expenditures in 2010.

	Actual Expenditures Year Ended December 31, 2010	Planned Expenditures Year Ended December 31, 2011	2011 Percentage of Total
	(In thousands)
Permian Basin	$199,600	$295,300	77%
Giddings Area:
Austin Chalk/Eagle Ford Shale	73,600	66,100	17%
Deep Bossier	1,600	13,900	4%
South Louisiana	8,700	3,900	1%
Other	8,600	2,600	1%
	$292,100	$381,800	100%

Our actual expenditures during fiscal 2011 may vary significantly from these estimates if our plans for exploration and development activities change during the year. Factors, such as changes in operating margins and the availability of capital resources, could increase or decrease our ultimate level of expenditures during fiscal 2011.